ALL CHANNEL FILMS
2662 Carmar Drive, Los Angeles, California 90046
323/654-5800 • FAX 323/654-5828
kittay@allchannelfilms.net

September 3, 2003

Gordon Thompson
President
Norvanco, Inc

Dear Gordon,

Per our recent conversation regarding your project "Natural Follies", be advised that we would be pleased to represent your project. Needless to say, the final product would have to be a reflection of the program you have outlined and be of equal quality to our other programs.

We handle sales to all domestic markets including pay per view for residential and hotel, video and DVD sales as well as pay TV, basic and syndication distribution.

We work solely on a straight commission basis. Delivery and distribution would be your responsibility.

I look forward to a successful business relationship

Best regards,

Seth J. Kittay

ALL CHANNEL FILMS
2662 Carmar Drive, Los Angeles, California 90046
323/654-5800 • FAX 323/654-5828
kittay@allchannelfilms.net

Representatives Agreement

This will act as an Agreement between All Channel Films, Inc. c/o Seth J. Kittay, 2662 Carmar Dr. Los Angeles, Ca 90046 (herein known as "All Channel Films") and ------- (herein known as "-------"). All Channel Films agrees to act as a sales representative on behalf of ------- and the features that ------- supplies to All Channel Films as listed on Schedule (A) attached to the contract. ------- can add other features to Schedule (A) under the same terms and representations as listed below.

Under this Agreement All Channel Films will represent the above mentioned features solely in the domestic (United States) and Canadian market areas video, pay per view, vod, svod (residential and hotel), pay, basic cable, syndication and broadcast to those companies serving these "windows" of distribution.

All Channel Films will have the exclusive representative rights for three years commencing February 22, 2002 through February 21, 2005. All Channel Films will create the various "windows" which will give All Channel Films an adequate licensing and marketing period to sell the features. Any sales culminated but not yet paid as of the termination of this Agreement will be paid to the respective party irrespective of termination. This contract will automatically renew for another one year term unless either party notifies the other 30 days in advance of the termination date.

------- will approve all deals before they are finalized. All Channel Films agrees to report to ------- any sales (agreements for distribution) which have occurred and agrees to forward all contracts or copies of all contracts.

All moneys will be paid to All Channel Films. Any moneys collected on behalf of ------- by All Channel Films will be paid to ------- by All Channel Films within 10 days. All Channel Films agrees to give a full accounting to ------- of those receipts.

------- agrees to pay All Channel Films a commission of 30% on -------'s share of its gross revenue from sales made by All Channel Films.